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                                                                     EXHIBIT 3.3

                          ARTICLES OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       COMPUTER PROGRAMS AND SYSTEMS, INC.


         Pursuant to the provisions of Section 10-2B-10.01, et seq., of the Code of Alabama 1975, the undersigned corporation adopts the following Articles of Amendment to the Certificate of Incorporation.

         FIRST:   The name of the corporation is COMPUTER PROGRAMS AND SYSTEMS,
INC.

         SECOND: The following amendment of the Certificate of Incorporation was adopted by the shareholders of the corporation on September 1, 1998, in the manner prescribed by the Alabama Business Corporation Act.

         The Certificate of Incorporation of the corporation, as contained in the Certificate of Incorporation, dated February 14, 1979, and recorded in Real Property Book 1957, Page 550, in the office of the Judge of Probate of Mobile County, Alabama, as amended by that certain Articles of Amendment, dated February 9, 1984, and recorded in Real Property Book 2575, Page 774, in the office of the Judge of Probate of Mobile County, Alabama, shall be amended by the deletion of Article Seventh and substituting therefor a new Article Seventh, which shall provide as follows:

                                     SEVENTH

         The aggregate number of shares which the corporation shall have the authority to issue shall be 200,000, divided into 100,000 shares of Voting Common of the par value of fifty cents

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($.50) per share and 100,000 shares of Non-Voting Common of the par value of fifty cents ($.50) per share, constituting a total authorized capital of $100,000.00. The designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

         (a) Voting Rights. The holders of the Voting Common shares of the
             -------------
corporation issued and outstanding, except as otherwise provided by law, shall have and possess the exclusive right to notice of shareholders' meetings and exclusive voting rights and powers, and the holders of all other shares which shall include, but not limited to, the holders of the Non-Voting Common shares, shall not be entitled to any notice of the shareholders' meetings or to vote upon the election of Directors or upon any questions affecting the management or affairs of the corporation, except where such notice or vote is required by law.

         (b) Dividends. The Voting Common Shares and Non-Voting Common shares
             ----------
shall be entitled to such dividends as the Board of Directors may declare, payable at such times as the Board of Directors may determine, without preference or priority of one class of shares over the other, in proportion to their respective holdings of such shares.

         (c) Liquidation. In the event of any liquidation, any dissolution or
             ------------
winding up of the affairs of the corporation, whether voluntarily or involuntarily, the assets and funds of the corporation shall be divided among and paid to the holders of the Voting Common shares and Non-Voting Common shares, without preference or priority of one class of shares over the other, in proportion to their respective holdings of such shares.

         (d) Other. Except for the differences in voting rights set forth in
             ------
paragraph (a) of this Article Seventh, the Voting Common shares and the Non-Voting Common shares shall possess and enjoy all of the same rights and privileges, and be subject to all of the same qualifications, limitations or restrictions.

         The foregoing Certificate of Incorporation of the corporation shall be further amended by the addition of Article Eleventh which shall provide as follows:

                                    ELEVENTH

Section 1.  Authority to Indemnify.
            ----------------------
         A. Except as provided in subsection D, the corporation may indemnify an individual made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if:

         (1)    The individual conducted himself or herself in good faith; and

         (2)    The individual reasonably believed:

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                (i)  In the case of conduct in his or her official capacity with the corporation, that the conduct was in its best interests; and

                (ii) In all other cases, that the conduct was at least not opposed to its best interests; and

         (3) In the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

         B. The conduct of a director or officer with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and beneficiaries, of the plan is conduct that satisfies the requirements of subsection A(2)(ii).

         C. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct described in this section.

         D. The corporation may not indemnify a director or officer under this section:

         (1) In connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or

         (2) In connection with any other proceeding charging improper personal benefit to the director or officer, whether or not involving action in his or her official capacity, in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him or her.

         E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         Section 2. Mandatory Indemnification. The corporation shall indemnify a
                    -------------------------
director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in such proceeding, where he or she was a party because he or she is or was a director or officer of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.


         Section 3. Advance for Expenses.
                    --------------------

         A. The corporation may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

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         (1)    The  director or officer  furnishes  the  corporation  a written affirmation of good faith belief that he or she has met the standard of conduct described in Section 1;


         (2) The director or officer furnishes the corporation a written undertaking, executed personally or on behalf of the director or officer to repay the advance if it is ultimately determined that the director did not meet the standard of conduct, or is not otherwise entitled to indemnification under subsection 1(d) of this Article, unless indemnification is approved by a court pursuant to statutory authorization.

         (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

         B. The underwriting required by subsection A(2) of this Article must be an unlimited general obligation of the director or officer but need not be secured and may be accepted without reference to financial ability to make repayment.

         C. Determination and authorizations of payments under this section shall be made in the manner specified in Section 4.

         Section 4.  Determination and Authorization of Indemnification.
                     --------------------------------------------------

         A.     The corporation may not indemnify a director or officer under
Section 1 unless authorized in the specific case after a determination has been made that indemnification of the director or officer is permissible in the circumstances because the director or officer has met the standard of conduct set forth in Section 1.

         B.     The determination shall be made:

         (1) By the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding:


         (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding:

         (3)    By special legal counsel:

                (i) Selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2); or

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                (ii) If a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate); or

         (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares that are entitled to vote on the transaction by virtue of not being owned by or under the control of such directors constitutes a quorum for the purpose of taking action under this section.

         C. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection B(3) to select counsel.

                Section 5. Insurance. The corporation may purchase and maintain
                           ---------
insurance, or furnish similar protection (including but not limited to trust funds, self-insurance reserves, or the like), on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him or her against the same liability under Section 1 or 2.

                THIRD: The shareholders of the corporation shall exchange for the 10,800 shares of the common stock presently outstanding 10,800 shares of the Voting Common and 10,800 of the Non-Voting Common so that each shareholder will receive one share of Voting Common and one share of Non-Voting Common for each share of common stock owned by such shareholder.

                FOURTH: The number of shares of the corporation outstanding at the time of such adoption was 10,800; and the number of shares entitled to vote thereon was 10,800.

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         FIFTH:   The number of shares that voted for such  amendment  was
10,800,  and the number of shares  that voted  against  such amendment was zero.

         DATED: September 1 1998.

                                            COMPUTER PROGRAMS AND SYSTEMS, INC.

                                            By: /s/ Dennis P. Wilkins
                                                --------------------
                                                DENNIS P. WILKINS
                                                Its President

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STATE OF ALABAMA,
COUNTY OF MOBILE.

         Before me, the undersigned Notary Public in and for said County and State, this day personally appeared DENNIS P. WILKINS, President of COMPUTER PROGRAMS AND SYSTEMS, INC., whose name is signed to the foregoing statement, and who, being by me first duly sworn, deposes and says:

         That he is the President of COMPUTER PROGRAMS AND SYSTEMS, INC., and that all matters, facts and things contained in the above and foregoing statement are true and correct as therein written.

                                                /s/ Dennis P. Wilkins
                                                ---------------------
                                                DENNIS P. WILKINS


Sworn to and subscribed before me on this 1st day of September, 1998.


/s/ Nell Brooks Weiss
---------------------
NOTARY PUBLIC


My Commission Expires 3-28-2000




This Instrument Prepared By:
Ronald P. Davis, Esq., Esq.
Vickers, Riis, Murray and Curran, L.L.C.
8th Floor, Regions Bank Building
106 St. Francis Street
Mobile, Alabama 36602